Exhibit 107

Calculation of Filing Fee Table

           S-8
(Form Type)

                Beacon Roofing Supply, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other - Rule 457(c) and Rule 457(h)	1,000,000	$72.84	$72,840,000	0.00011020	$8,026.97
Total Offering Amounts:					$72,840,000		$8,026.97
Total Fee Offsets:							$ —
Net Fee Due:							$8,026.97

(1)
The shares of Common Stock, par value $0.01 per share of Beacon Roofing Supply, Inc. (the “Registrant”) being registered relate to issuances to be undertaken in the future in accordance with the provisions of the Beacon Roofing Supply, Inc. 2023 Employee Stock Purchase Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $72.84, which represents the average of the high and low prices per share of the Registrant’s Common Stock on August 2, 2023, as reported on the Nasdaq Global Select Market, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Plan.